UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A*
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):     April 19, 2011

TRANS ENERGY, INC.
(Exact name of registrant as specified in its charter)

NEVADA	0-23530	93-0997412
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification No.)

210 Second Street, P.O. Box 393, St. Mary's, West Virginia 26170
(Address of principal executive offices)

Registrant's telephone number, including area code: (304) 684-7053

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

*Amended to conform signature date to date of filing.

Item  5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of
 Certain Officers; Compensatory Arrangements of Certain Officers.

On April 19, 2011, our Board of Directors ratified the appointment of John S. Tumis as our Chief Financial Officer.  Mr. Tunis replaces Lisa A. Corbitt, who will become our Chief Accounting Officer.

From 2004 to 2011, Mr. Tumis was employed by Triad Hunter, LLC, an oil and natural gas producer and service company headquartered in Marietta, Ohio.  He served as Triad’s Chief Financial Officer from 2004 to 2010 and as Vice President of Appalachian Accounting since 2010.  From 2002 to 2004, Mr. Tumis was employed by FOFM, LLC in Canton, Ohio as a financial analyst and tax director.  Prior to this, Mr. Tumis operated his own private accounting firm.  Mr. Tumis holds a Bachelor of Science Degree in Accounting from Ohio Northern University in Ada, Ohio and is a Certified Public Accountant.  He will receive an annual salary of $120,000 and will also receive 60,000 shares of our restricted common stock, which shares will vest over a three-year period.

Ms. Corbitt joined the Trans Energy in June 2006 as Corporate Controller and Principal Financial Officer and was appointed Chief Financial Officer in 2008.  Prior to joining the company she served in various capacities in the public accounting sector.  Ms. Corbitt holds a Bachelors Degree in Accounting from West Virginia University, a Masters Degree in Accounting and Financial Management from DeVry University and is a licensed Certified Public Accountant in the state of West Virginia.

There were no understandings or arrangements with any person regarding Mr. Tumis' appointment as Chief Financial Officer, and there are no family relationships between him and any other officer or director of the company.

Notes about Forward-looking Statements

Statements contained in this current report which are not historical facts, may be considered "forward-looking statements," which term is defined by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on current expectations and the current economic environment.  We caution readers that such forward-looking statements are not guarantees of future performance. Unknown risks and uncertainties as well as other uncontrollable or unknown factors could cause actual results to materially differ from the results, performance or expectations expressed or implied by such forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANS ENERGY, INC.

April 22, 2011	By: /s/ JOHN G. CORP
John G. Corp
President